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                                                                    EXHIBIT 15.5

[CIES INTERNACIONAL LETTERHEAD]

FREE TRANSLATION

                                    CERTIFIED

          Marcelo Mercado Lora, General Manager of CIES Internacional:

TO CERTIFY:

That CIES Internacional has been contracted by the Cerveceria Boliviana Nacional S.A. (CBN) (Bolivian National Brewery S.A.) and Cerveceria Taquina S.A. (Taquinan Brewery) companies, since January, 2003, to conduct the Auditing of Beers study in the cities of La Paz, El Alto, Cochabamba, Santa Cruz, Tarija, Sucre, Oruro, Potosi, Trinidad, a study which is conducted bimonthly and in a continual manner in the first four cities, and with a lesser frequency in the latter cities.

The Market Auditings analyze the inventory levels of beers and liquors, buying, selling, pricing, distribution and the existence of publicity material at the selling points. Based on these facts, produce information relating to the volumes of sale for the whole industry, market participation in the beer industry, percentages of cash distribution and other information of interest.

I hereby certify that the CBN and Taquina companies, for which we conducted this study, can use the information that we produced for purposes that be convenient to them, in the context that they require.

La Paz, February, 2004


/s/ Marcelo Mercado Lora


Marcelo Mercado Lora
General Manager